Exhibit 99.1

CONTACT:
Paul Goldberg
Vice President - Investor Relations
(212) 922-1640

DOVER REPORTS FIRST QUARTER 2013 RESULTS; REAFFIRMS FULL- YEAR OUTLOOK

•	Reports quarterly revenue of $2.0 billion, an increase of 4% over the prior year

•	Delivers quarterly diluted earnings per share from continuing operations of $1.12, an increase of 12% over last year

•	Achieves adjusted quarterly diluted earnings per share from continuing operations of $1.10, excluding tax benefits of $0.02, up 9% from an adjusted prior year

•	Reaffirms outlook for full year revenue growth at 7% to 9%, and diluted earnings per share from continuing operations of $5.05 to $5.35

Downers Grove, Illinois, April 17, 2013 — Dover (NYSE: DOV) announced today that for the first quarter ended March 31, 2013, revenue was $2.0 billion, an increase of 4% over the prior-year period. The revenue increase was driven by a 6% increase from acquisitions offset by organic decline of 1% and a minor impact from foreign exchange. Earnings from continuing operations were $197.0 million, or $1.12 diluted earnings per share (“EPS”), compared to $186.4 million, or $1.00 EPS, in the prior-year period, representing increases of 6% and 12%, respectively. Excluding the impact of discrete tax items of $0.02 EPS recognized in the current quarter and $0.01 EPS recognized in the prior-year period, adjusted EPS from continuing operations for the first quarter of 2013 was $1.10, reflecting an increase of 9% over an adjusted EPS of $1.01 in the prior-year period.

Commenting on the first quarter results, Dover's President and Chief Executive Officer, Robert A. Livingston, said, “We were pleased with our first quarter results. We achieved solid revenue growth from our businesses serving the production and downstream energy markets and the consumer electronics market. These results helped offset the anticipated revenue decline driven by a lower North American rig count and reduced refrigeration activity, principally associated with a major retailer, as well as soft European industrial markets. In addition, our recently acquired refrigeration business, Anthony International, is off to a great start and we are enthusiastic about Dover's continued strength in that market. We also made progress on our $1 billion share repurchase program, repurchasing 4 million shares in the first quarter.”

“I am encouraged by our solid seasonal bookings growth as we begin the second quarter. In total, bookings grew 7% and resulted in a book-to-bill of 1.09.”

“Looking ahead, our full year view of 2013 is essentially unchanged from our previous guidance. We continue to expect full year organic growth of 3% to 5%, complemented by acquisition growth of 4%, resulting in total revenue growth of 7% to 9%. Accordingly, we are reaffirming our full year diluted EPS from continuing operations will be in the range of $5.05 - $5.35.”

Net earnings for the first quarter of 2013 were $210.0 million or $1.20 EPS, including earnings from discontinued operations of $13.0 million, or $0.07 EPS, compared to net earnings of $196.1 million, or $1.05 EPS, for the same period of 2012, which included earnings from discontinued operations of $9.7 million, or $0.05 EPS.

Dover will host a webcast of its first quarter 2013 conference call at 10:00 A.M. Eastern Time (9:00 A.M. Central Time) on Wednesday, April 17, 2013. The webcast can be accessed on the Dover website at www.dovercorporation.com. The conference call will also be made available for replay on the website. Additional information on Dover’s first quarter results and its operating segments can also be found on the Company’s website.

About Dover:

Dover is a diversified global manufacturer with annual revenues of over $8 billion. For over 50 years, Dover has been delivering outstanding products and services that reflect its market leadership and commitment to operational and technical excellence. The Company's entrepreneurial business model encourages, promotes and fosters deep customer engagement which has led to Dover's well-established and valued reputation for providing superior customer service and industry-leading product innovation. Dover focuses on innovative equipment and components, specialty systems and support services through its four major operating segments: Communication Technologies, Energy, Engineered Systems and Printing & Identification. Headquartered in Downers Grove, Illinois, Dover employs 35,000 people worldwide. Dover is traded on the New York Stock Exchange under “DOV.” Additional information is available on our website at www.dovercorporation.com.

Forward-Looking Statement:

This press release contains “forward-looking” statements within the meaning of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. Such statements relate to, among other things, operating and strategic plans, income, earnings, cash flows, changes in operations, operating improvements, industries in which Dover businesses operate and the U.S. and global economies. Statements in this press release that are not historical are hereby identified as “forward-looking statements” and may be indicated by words or phrases such as “anticipates,” “expects,” “believes,” “indicates,” “suggests,” “will,” “plans,” “supports,” “projects,” “should,” “would,” “could,” “hope,” “forecast” and “management is of the opinion,” or the use of the future tense and similar words or phrases. Forward-looking statements are subject to inherent risks and uncertainties that could cause actual results to differ materially from current expectations, including, but not limited to, the state of the worldwide economy and sovereign credit, especially in Europe; political events that could impact the worldwide economy; the impact of natural disasters and their effect on global supply chains and energy markets; current economic conditions and uncertainties in the credit and capital markets; instability in countries where Dover conducts business; possible future terrorist threats and their effect on the worldwide economy; the ability of Dover's businesses to expand into new geographic markets and to anticipate and meet customer demands for new products and product enhancements; increased competition and pricing pressures in the markets served by Dover's businesses; the impact of loss of a single-source manufacturing facility; changes in customer demand or loss of a significant customer; the relative mix of products and services which impacts margins and operating efficiencies; short-term capacity constraints; increases in the cost of raw materials; domestic and foreign governmental and public policy changes including environmental regulations, conflict minerals disclosure requirements, and tax policies (including domestic and international export subsidy programs, R&E credits and other similar programs); protection and validity of patent and other intellectual property rights; the ability to identify and successfully consummate value-adding acquisition opportunities; Dover's ability to achieve expected savings from integration, synergy and other cost-control initiatives; unforeseen developments in contingencies such as litigation; international economic conditions including interest rate and currency exchange rate fluctuations; and a downgrade in Dover's credit ratings. Dover refers you to the documents that it files from time to time with the Securities and Exchange Commission, such as its reports on Form 10-K, Form 10-Q and Form 8-K, for a discussion of these and other risks and uncertainties that could cause its actual results to differ materially from its current expectations and from the forward-looking statements contained in this press release. Dover undertakes no obligation to update any forward-looking statement, except as required by law.

INVESTOR SUPPLEMENT - FIRST QUARTER 2013

DOVER CORPORATION
CONSOLIDATED STATEMENTS OF COMPREHENSIVE EARNINGS
(unaudited)(in thousands, except per share data)

	Three Months Ended March 31,
	2013	2012
Revenue	$2,039,573	$1,954,614
Cost of goods and services	1,262,951	1,208,534
Gross profit	776,622	746,080
Selling and administrative expenses	484,421	453,989
Operating earnings	292,201	292,091
Interest expense, net	30,244	30,031
Other (income) expense, net	(4,719)	1,785
Earnings before provision for income taxes and discontinued operations	266,676	260,275
Provision for income taxes	69,687	73,866
Earnings from continuing operations	196,989	186,409
Earnings from discontinued operations, net	13,014	9,654
Net earnings	$210,003	$196,063

Comprehensive earnings	$178,724	$237,305

Basic earnings per common share:
Earnings from continuing operations	$1.14	$1.01
Earnings from discontinued operations, net	0.08	0.05
Net earnings	1.21	1.07

Weighted average shares outstanding	173,448	183,737

Diluted earnings per common share:
Earnings from continuing operations	$1.12	$1.00
Earnings from discontinued operations, net	0.07	0.05
Net earnings	1.20	1.05

Weighted average shares outstanding	175,567	186,706

Dividends paid per common share	$0.35	$0.315

DOVER CORPORATION
QUARTERLY SEGMENT INFORMATION
(unaudited)(in thousands)

	2013	2012
	Q1	Q1	Q2	Q3	Q4	FY 2012
REVENUE
Communication Technologies	$372,790	$357,575	$361,689	$396,470	$400,851	$1,516,585

Energy	561,198	531,570	538,786	562,263	539,985	2,172,604

Engineered Systems
Fluid Solutions	203,991	180,364	211,974	218,324	206,500	817,162
Refrigeration & Industrial	664,294	642,213	674,501	674,116	613,012	2,603,842
Eliminations	(352)	(453)	(352)	(319)	(336)	(1,460)
	867,933	822,124	886,123	892,121	819,176	3,419,544

Printing & Identification	237,877	243,570	251,875	246,945	254,141	996,531

Intra-segment eliminations	(225)	(225)	(184)	(194)	(322)	(925)

Total consolidated revenue	$2,039,573	$1,954,614	$2,038,289	$2,097,605	$2,013,831	$8,104,339

NET EARNINGS
Segment Earnings:
Communication Technologies	$44,208	$46,556	$50,322	$63,706	$58,376	$218,960
Energy	139,545	132,115	133,936	139,038	133,561	538,650
Engineered Systems	117,178	122,092	133,808	144,245	101,807	501,952
Printing & Identification	29,752	26,089	28,918	39,502	40,650	135,159
Total Segments	330,683	326,852	346,984	386,491	334,394	1,394,721
Corporate expense / other	33,763	36,546	36,335	32,001	31,127	136,009
Net interest expense	30,244	30,031	29,715	30,399	30,996	121,141
Earnings from continuing operations before provision for income taxes	266,676	260,275	280,934	324,091	272,271	1,137,571
Provision for income taxes	69,687	73,866	75,778	90,761	64,047	304,452
Earnings from continuing operations	196,989	186,409	205,156	233,330	208,224	833,119
Earnings (loss) from discontinued operations, net	13,014	9,654	8,945	7,716	(48,364)	(22,049)
Net earnings	$210,003	$196,063	$214,101	$241,046	159,860	$811,070

SEGMENT OPERATING MARGIN
Communication Technologies	11.9%	13.0%	13.9%	16.1%	14.6%	14.4%
Energy	24.9%	24.9%	24.9%	24.7%	24.7%	24.8%
Engineered Systems	13.5%	14.9%	15.1%	16.2%	12.4%	14.7%
Printing & Identification	12.5%	10.7%	11.5%	16.0%	16.0%	13.6%
Total Segment	16.2%	16.7%	17.0%	18.4%	16.6%	17.2%

DEPRECIATION AND AMORTIZATION EXPENSE
Communication Technologies	$35,501	$31,513	$32,828	$32,997	$35,281	$132,619
Energy	26,298	21,184	23,533	24,639	25,721	95,077
Engineered Systems	31,551	19,582	23,913	23,060	27,066	93,621
Printing & Identification	7,630	8,331	8,496	8,777	7,998	33,602
Corporate	859	700	765	842	359	2,666
	$101,839	$81,310	$89,535	$90,315	$96,425	$357,585

DOVER CORPORATION
QUARTERLY SEGMENT INFORMATION
(continued)
(unaudited)(in thousands)

	2013	2012
	Q1	Q1	Q2	Q3	Q4	FY 2012
BOOKINGS
Communication Technologies	$379,122	$347,291	$387,058	$411,005	$363,624	$1,508,978

Energy	620,640	585,775	530,352	526,824	550,091	2,193,042

Engineered Systems
Fluid Solutions	223,764	184,711	204,139	197,767	209,872	796,489
Refrigeration & Industrial	755,026	711,911	666,223	600,065	606,931	2,585,130
Eliminations	(373)	(408)	(376)	(258)	(399)	(1,441)
	978,417	896,214	869,986	797,574	816,404	3,380,178

Printing & Identification	237,217	249,773	251,733	244,611	252,937	999,054

Intra-segment eliminations	(720)	(609)	(221)	(759)	(1,020)	(2,609)

Total consolidated bookings	$2,214,676	$2,078,444	$2,038,908	$1,979,255	$1,982,036	$8,078,643

BACKLOG
Communication Technologies	$458,765	$451,110	$476,745	$491,041	$453,172

Energy	311,793	296,360	282,364	248,233	256,093

Engineered Systems
Fluid Solutions	178,854	191,327	172,300	156,191	160,890
Refrigeration & Industrial	592,922	598,910	586,824	515,285	516,559
Eliminations	(178)	(132)	(155)	(94)	(157)
	771,598	790,105	758,969	671,382	677,292

Printing & Identification	95,353	102,117	98,216	98,356	97,857

Intra-segment eliminations	(886)	(986)	(648)	(324)	(591)

Total consolidated backlog	$1,636,623	$1,638,706	$1,615,646	$1,508,688	$1,483,823

DOVER CORPORATION
QUARTERLY EARNINGS PER SHARE
(unaudited)(in thousands, except per share data*)

	2013	2012
	Q1	Q1	Q2	Q3	Q4	FY 2012
Basic earnings (loss) per common share:
Continuing operations	$1.14	$1.01	$1.12	$1.28	$1.17	$4.59
Discontinued operations	0.08	0.05	0.05	0.04	(0.27)	(0.12)
Net earnings	1.21	1.07	1.17	1.33	0.90	4.47

Diluted earnings (loss) per common share:
Continuing operations	$1.12	$1.00	$1.10	$1.27	$1.16	$4.53
Discontinued operations	0.07	0.05	0.05	0.04	(0.27)	(0.12)
Net earnings	1.20	1.05	1.15	1.31	0.89	4.41

Adjusted diluted earnings per common share (calculated below):
Continuing operations	$1.10	$1.01	$1.10	$1.25	$1.09	$4.44

Net earnings (loss) and average shares used in calculated earnings (loss) per share amounts are as follows:

Net earnings (loss):
Continuing operations	$196,989	$186,409	$205,156	$233,330	$208,224	$833,119
Discontinued operations	13,014	9,654	8,945	7,716	(48,364)	(22,049)
Net earnings	210,003	196,063	214,101	241,046	159,860	811,070

Average shares outstanding:
Basic	173,448	183,737	183,494	181,763	177,257	181,551
Diluted	175,567	186,706	185,780	183,932	179,365	183,993

Note:
Earnings from continuing operations are adjusted by discrete tax items to derive adjusted earnings from continuing operations and adjusted diluted earnings per common share as follows:

	2013	2012
	Q1	Q1	Q2	Q3	Q4	FY 2012
Adjusted earnings from continuing operations:
Earnings from continuing operations	$196,989	$186,409	$205,156	$233,330	$208,224	$833,119
Gains (losses) from discrete and other tax items	4,525	(1,610)	(372)	4,513	13,606	16,137
Adjusted earnings from continuing operations	$192,464	$188,019	$205,528	$228,817	$194,618	$816,982

Adjusted diluted earnings per common share:
Earnings from continuing operations	$1.12	$1.00	$1.10	$1.27	$1.16	$4.53
Gains (losses) from discrete and other tax items	0.02	(0.01)	—	0.02	0.07	0.09
Adjusted earnings from continuing operations	$1.10	$1.01	$1.10	$1.25	$1.09	$4.44

* Per share data may not add due to rounding.

DOVER CORPORATION
QUARTERLY FREE CASH FLOW
(unaudited)(in thousands)

	2013	2012
	Q1	Q1	Q2	Q3	Q4	FY 2012
Cash flow from operating activities	$78,326	$161,327	$243,363	$285,811	$570,659	$1,261,160
Less: Additions to property, plant and equipment	(47,153)	(68,249)	(72,758)	(67,842)	(88,163)	(297,012)
Free cash flow	$31,173	$93,078	$170,605	$217,969	$482,496	$964,148

Free cash flow as a percentage of earnings from continuing operations	15.8%	49.9%	83.2%	93.4%	231.7%	115.7%

Free cash flow as a percentage of revenue	1.5%	4.8%	8.4%	10.4%	24.0%	11.9%